Exhibit 99.01

Eastman Announces Fourth-Quarter and Full-Year 2019 Financial Results

KINGSPORT, Tenn., Jan. 30, 2020 - Eastman Chemical Company (NYSE:EMN) announced its fourth-quarter and full-year 2019 financial results.

(In millions, except per share amounts)	4Q2019	4Q2018	FY2019	FY2018
Sales revenue	$2,205	$2,376	$9,273	$10,151
Earnings before interest and taxes ("EBIT")	62	135	1,120	1,552
Adjusted EBIT*	279	276	1,389	1,633
Earnings per diluted share	0.19	0.24	5.48	7.56
Adjusted earnings per diluted share*	1.42	1.39	7.13	8.20
Net cash provided by operating activities	671	740	1,504	1,543
Free cash flow*	554	593	1,079	1,080

*For non-core and unusual items (including related to the previously reported coal gasification incident) excluded from adjusted earnings and for adjusted provision for income taxes, calculation of free cash flow and of segment adjusted EBIT margins, and reconciliations to reported company and segment earnings and to cash provided by operating activities, see Tables 1, 3A, 3B, 4, 5A and 5B.

“We demonstrated resilience in the fourth quarter despite continued difficult global economic conditions impacting consumer discretionary markets such as transportation,” said Mark Costa, Board Chair and CEO. “Notwithstanding the challenging conditions, for the year, we continued to make strong progress growing new business revenue from innovation and market development initiatives, particularly in the Advanced Materials segment. In addition, with full-year free cash flow approaching $1.1 billion, we once again showed our capability to generate strong cash flow. Although we don’t expect global economic conditions to improve in the coming year, we remain confident in our strategy and the strength of our cash flow going forward.”

Segment Results 4Q 2019 versus 4Q 2018

Additives & Functional Products - Sales revenue decreased primarily due to lower selling prices, lower sales volume, and an unfavorable shift in foreign currency exchange rates. Lower selling prices were primarily due to lower raw material prices, including for care chemicals cost pass-through contracts, and also attributed to increased competitive pressure particularly in markets for certain animal nutrition products, tire additives, and adhesives resins. The lower sales volume was primarily attributed to weak end-market demand resulting from continuing global trade-related pressures, particularly in the transportation market, as well as weak demand in the agriculture market.

Reported EBIT included impairment charges in 2018 and 2019. Adjusted EBIT decreased primarily due to lower sales volume, an unfavorable shift in foreign currency exchange rates, and higher planned manufacturing site maintenance costs partially offset by lower raw material costs more than offsetting lower selling prices.

Advanced Materials - Sales revenue increased due to higher sales volume and more favorable product mix due to strong sales of premium products including Tritan™ copolyester, paint protection film, and Saflex™ acoustic and architectural interlayers. The higher sales volume and improved product mix was partially offset by modestly lower selling prices attributed to lower raw material prices.

Reported and adjusted EBIT increased due to higher sales volume and more favorable product mix as well as lower raw material costs more than offsetting lower selling prices.

Chemical Intermediates - Sales revenue decreased across the segment primarily due to lower selling prices due to lower raw material prices and increased competitive activity.

Reported and adjusted EBIT decreased primarily due to increased planned manufacturing site maintenance costs.

Fibers - Sales revenue increased due to higher acetate tow sales volume attributed to the impact of the U.S.-China trade dispute on fourth-quarter 2018 business and increased sales of textiles products including from the acquired INACSA cellulosic yarn business.

Reported and adjusted EBIT increased slightly due to increased acetate tow sales volume.

Segment Results 2019 versus 2018

Additives & Functional Products - Sales revenue decreased primarily due to lower sales volume, lower selling prices, and an unfavorable shift in foreign currency exchange rates. The lower sales volume was primarily attributed to weaker end-market demand resulting from global trade-related pressures, particularly in transportation markets and other consumer discretionary end markets. Lower selling prices were primarily due to lower raw material prices, including for care chemicals due to cost pass-through contracts, and increased competitive pressure in markets for tire additives, animal nutrition products, and adhesives resins.

Reported EBIT included impairment charges in 2018 and 2019 and coal gasification incident insurance in excess of costs in 2018. Adjusted EBIT decreased primarily due to lower sales volume, less favorable product mix, and an unfavorable shift in foreign currency exchange rates. The unfavorable product mix was primarily due to lower sales of coatings additives products attributed to reduced automotive sales in China.

Advanced Materials - Sales revenue decreased due to slightly lower sales volume and an unfavorable shift in foreign currency exchange rates. Strong growth in our premium products, including paint protection film, Tritan™ copolyester, and Saflex™ acoustic and architectural interlayers, was offset by declines in other copolyester products and standard interlayers related to underlying market declines in transportation and consumer durable end markets.

Reported and adjusted EBIT increased primarily due to lower raw material costs and increased sales of certain premium products partially offset by lower sales volume and an unfavorable shift in foreign currency exchange rates.

Chemical Intermediates - Sales revenue decreased primarily due to lower selling prices across the segment attributed to lower raw material prices and increased competitive activity. Sales revenue was also negatively impacted by lower functional amines products sales volume attributed to weaker demand in agricultural end markets resulting from wet weather in North America and lower intermediates products sales volume attributed to increased competitive activity.

Reported EBIT included an impairment charge in 2019 and coal gasification incident insurance in excess of costs in 2018. Adjusted EBIT decreased primarily due to lower selling prices more than offsetting lower raw material costs and lower sales volume, which were partially offset by benefits from the recent modifications to olefins cracking units to allow use of refinery-grade propylene feedstock.

Fibers - Sales revenue decreased primarily due to lower acetate tow sales volume attributed to weakened market demand resulting from general market decline and customer buying patterns.

Reported EBIT included coal gasification incident insurance in excess of costs in 2018. Adjusted EBIT decreased primarily due to lower acetate tow sales volume.

Cash Flow

In 2019, cash from operating activities was $1.5 billion and free cash flow (cash from operating activities less net capital expenditures) was $1.1 billion. Priorities for uses of available cash include payment of the quarterly dividend, repayment of debt, funding targeted growth initiatives, and repurchasing shares. In 2019, the company returned $668 million to stockholders, with $343 million of dividends and $325 million of share repurchases. In addition, the company repaid $370 million of debt, with total borrowings reduced by $386 million including the impact of currency translation on the carrying value of euro-denominated borrowings. See Tables 5A, 5B, and 6.

2020 Outlook

Commenting on the outlook for full-year 2020, Costa said: “We enter 2020 in a period of significant uncertainty related to macro factors that are out of our control. In this environment, we are focused on what we can control, including growing new business revenue by leveraging our innovation-driven growth model, aggressive cost management, and disciplined capital allocation. We are currently assuming that slow growth continues in 2020 at levels similar to 2019, although with less inventory destocking. Taking all of this together, we expect 2020 adjusted earnings per share to be between $7.20 and $7.60 and free cash flow to be between $1.0 billion and $1.1 billion.”

The full-year 2020 projected earnings exclude any non-core, unusual or non-recurring items. Our 2020 financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss and asset impairments and restructuring charges) or any unusual or non-recurring items, and we accordingly are unable to reconcile projected full-year 2020 earnings excluding non-core and any unusual or non-recurring items to reported GAAP earnings without unreasonable efforts.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic, market, and business conditions; competitive position and acceptance of specialty products in key markets; mix of products sold; raw material and energy prices and costs, and other costs; and revenue, earnings, and cash flow for full-year 2020. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's public disclosures, including filings with the Securities and Exchange Commission (including the Form 10-Q filed for third quarter 2019 available, and the Form 10-K to be filed for 2019 and to be available) and Company press releases and pre-noticed public investor presentations available on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on January 31, 2020 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to investors.eastman.com, Events & Presentations. The slides to be discussed during the call and webcast will be available at investors.eastman.com at approximately 5:00 p.m. ET on January 30, 2020. To listen via telephone, the dial-in number is 323-994-2093, passcode number 2348789. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, January 31, 2020 to 11:00 a.m. ET, February 10, 2020 at 888-203-1112 or 719-457-0820, passcode 2348789.

Founded in 1920, Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction, and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2019 revenues of approximately $9.3 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,500 people around the world. For more information, visit www.eastman.com.

# # #
Contacts:

Media:  Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
January 30, 2020

For Eastman Chemical Company Fourth Quarter 2019 Financial Results Release

Table 1 – Statements of Earnings

	Fourth Quarter		Twelve Months
(Dollars in millions, except per share amounts; unaudited)	2019	2018	2019	2018
Sales	$2,205	$2,376	$9,273	$10,151
Cost of sales (1)	1,708	1,910	7,039	7,672
Gross profit	497	466	2,234	2,479
Selling, general and administrative expenses	176	167	691	721
Research and development expenses	60	59	234	235
Asset impairments and restructuring charges, net	74	39	126	45
Other components of post-employment (benefit) cost, net (2)	122	69	60	(21)
Other (income) charges, net (3)	3	(3)	3	(53)
Earnings before interest and taxes	62	135	1,120	1,552
Net interest expense	53	57	218	235
Early debt extinguishment costs	—	7	—	7
Earnings before income taxes	9	71	902	1,310
Provision for (benefit from) income taxes (4)	(18)	36	140	226
Net earnings	27	35	762	1,084
Less: Net earnings attributable to noncontrolling interest	1	1	3	4
Net earnings attributable to Eastman	$26	$34	$759	$1,080

Basic earnings per share attributable to Eastman	$0.19	$0.25	$5.52	$7.65
Diluted earnings per share attributable to Eastman	$0.19	$0.24	$5.48	$7.56

Shares (in millions) outstanding at end of period	136.0	139.8	136.0	139.8
Shares (in millions) used for earnings per share calculation
Basic	135.9	139.8	137.4	141.2
Diluted	137.1	141.1	138.5	142.9

(1)
Fourth quarter 2018 includes $3 million costs and twelve months 2018 includes $18 million income from business interruption insurance in excess of costs from the previously reported disruption, repairs, and reconstruction of the coal gasification facility and restart of operations resulting from the October 4, 2017 incident (the "coal gasification incident").

(2)	Fourth quarter and twelve months 2019 and 2018 includes an annual mark-to-market pension and other postretirement benefit plans valuation loss. See Table 3A and 4.

(3)	Twelve months 2018 includes a gain of $65 million from insurance for property damage from the coal gasification incident.

(4)
Twelve months 2019, fourth quarter 2018, and twelve months 2018 includes expense of $7 million, $24 million, and $20 million, respectively, decreasing the provisional net earnings increase previously recognized as a result of tax law changes.

Table 2A – Segment Sales Information

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2019	2018	2019	2018
Sales by Segment
Additives & Functional Products	$763	$851	$3,273	$3,647
Advanced Materials	638	624	2,688	2,755
Chemical Intermediates	578	689	2,443	2,831
Fibers	226	212	869	918
Total Eastman Chemical Company	$2,205	$2,376	$9,273	$10,151

Table 2B – Sales Revenue Change

	Fourth Quarter 2019 Compared to Fourth Quarter 2018
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	(10)%	(3)%	(6)%	(1)%
Advanced Materials	2%	5%	(2)%	(1)%
Chemical Intermediates	(16)%	(1)%	(15)%	—%
Fibers	7%	8%	(1)%	—%

Total Eastman Chemical Company	(7)%	1%	(7)%	(1)%

	Twelve Months 2019 Compared to Twelve Months 2018
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	(10)%	(5)%	(3)%	(2)%
Advanced Materials	(2)%	(1)%	—%	(1)%
Chemical Intermediates	(14)%	(4)%	(9)%	(1)%
Fibers	(5)%	(4)%	(1)%	—%

Total Eastman Chemical Company	(9)%	(4)%	(4)%	(1)%

Table 2C – Sales by Customer Location

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2019	2018	2019	2018
Sales by Customer Location
United States and Canada	$924	$1,012	$3,885	$4,303
Asia Pacific	549	558	2,278	2,504
Europe, Middle East, and Africa	595	655	2,544	2,756
Latin America	137	151	566	588
Total Eastman Chemical Company	$2,205	$2,376	$9,273	$10,151

Table 3A - Segment, Other, and Company Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2019	2018	2019	2018
Additives & Functional Products
Earnings before interest and taxes	$59	$85	$496	$639
Asset impairments and restructuring charges, net (2)(3)	50	38	54	38
Net coal gasification incident (insurance) costs	—	—	—	(6)
Excluding non-core and unusual items	109	123	550	671
Advanced Materials
Earnings before interest and taxes	111	71	517	509
Asset impairments and restructuring charges, net (4)	1	1	1	1
Net coal gasification incident (insurance) costs	—	—	—	(9)
Excluding unusual item	112	72	518	501
Chemical Intermediates
Earnings before interest and taxes	—	44	170	308
Asset impairments and restructuring charges, net (3)	22	—	22	—
Net coal gasification incident (insurance) costs	—	2	—	(30)
Excluding unusual item	22	46	192	278
Fibers
Earnings before interest and taxes	50	47	194	257
Net coal gasification incident (insurance) costs	—	1	—	(38)
Excluding unusual item	50	48	194	219
Other
Loss before interest and taxes	(158)	(112)	(257)	(161)
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	143	99	143	99
Asset impairments and restructuring charges, net (4)	1	—	49	6
Costs resulting from tax law changes and outside-U.S. entity reorganizations	—	—	—	20
Excluding non-core and unusual items	(14)	(13)	(65)	(36)

Total Eastman Chemical Company
Earnings before interest and taxes	62	135	1,120	1,552
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	143	99	143	99
Asset impairments and restructuring charges, net	74	39	126	45
Net coal gasification incident (insurance) costs	—	3	—	(83)
Costs resulting from tax law changes and outside-U.S. entity reorganizations	—	—	—	20
Total earnings before interest and taxes excluding non-core and unusual items	$279	$276	$1,389	$1,633

Table 3A - Segment, Other, and Company Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations(1) (continued)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2019	2018	2019	2018
Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$62	$135	$1,120	$1,552
Costs of sales	—	3	—	(18)
Selling, general and administrative expenses	—	—	—	7
Asset impairments and restructuring charges, net	74	39	126	45
Other components of net periodic (benefit) cost	143	99	143	99
Other (income) charges, net	—	—	—	(52)
Total earnings before interest and taxes excluding non-core and unusual items	$279	$276	$1,389	$1,633

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Report on Form 10-Q for third quarter 2019 for descriptions of first nine months 2019 non-core and unusual items. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Report on Form 10-K for 2018 description of the 2018 non-core and unusual items.

(2)	Fourth quarter 2019 includes a $45 million goodwill impairment for the crop protection reporting unit resulting from annual impairment testing.

(3)
Fourth quarter 2019 includes charges of $5 million and $22 million in the Additives and Functional Products and Chemical Intermediates segments, respectively, for an asset impairment resulting from the decision to exit Singapore manufacturing site operations by the end of 2020.

(4)	Primarily severance and related restructuring costs.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Fourth Quarter				Twelve Months
(Dollars in millions, unaudited)	2019		2018		2019		2018
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products	$109	14.3%	$123	14.5%	$550	16.8%	$671	18.4%
Advanced Materials	112	17.6%	72	11.5%	518	19.3%	501	18.2%
Chemical Intermediates	22	3.8%	46	6.7%	192	7.9%	278	9.8%
Fibers	50	22.1%	48	22.6%	194	22.3%	219	23.9%
Total segment EBIT excluding non-core and unusual items	293	13.3%	289	12.2%	1,454	15.7%	1,669	16.4%
Other	(14)		(13)		(65)		(36)
Total EBIT excluding non-core and unusual items	$279	12.7%	$276	11.6%	$1,389	15.0%	$1,633	16.1%

(1)	For identification of excluded non-core and unusual items and reconciliations to GAAP EBIT, see Table 3A.

(2)	Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4 – Non-GAAP Earnings Before Interest and Taxes, Net Earnings, and Earnings Per Share Reconciliations

	Fourth Quarter 2019
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$62	$9	$(18)	(237)%	$26	$0.19
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	74	74	—		74	0.53
Mark-to-market pension and other postretirement benefit plans loss, net	143	143	34		109	0.80
Interim adjustment to tax provision (2)	—	—	13		(13)	(0.10)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$279	$226	$29	13%	$196	$1.42

	Fourth Quarter 2018
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$135	$71	$36	51%	$34	$0.24
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	39	39	—		39	0.28
Mark-to-market pension and other postretirement benefit plans loss, net	99	99	24		75	0.53
Net costs resulting from coal gasification incident	3	3	1		2	0.02
Early debt extinguishment costs	—	7	1		6	0.04
Adjustments from tax law changes and outside-U.S. entity reorganizations	—	—	(24)		24	0.17
Interim adjustment to tax provision (2)	—	—	(16)		16	0.11
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$276	$219	$22	11%	$196	$1.39

(1)
See Table 3A for description of fourth quarter 2019 and 2018 non-core and unusual items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(2)	Fourth quarter 2019 and 2018 is a reconciliation of the adjustments made in interim quarters to reflect the previously forecasted full year effective tax rate.

Table 4 – Non-GAAP Earnings Before Interest and Taxes, Net Earnings, and Earnings Per Share Reconciliations (continued)

	Twelve Months 2019
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$1,120	$902	$140	16%	$759	$5.48
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	126	126	13		113	0.81
Mark-to-market pension and other postretirement benefit plans loss, net	143	143	34		109	0.79
Adjustments from tax law changes and outside-U.S. entity reorganizations	—	—	(7)		7	0.05
Non-GAAP (Excluding non-core and unusual items)	$1,389	$1,171	$180	15%	$988	$7.13

	Twelve Months 2018
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$1,552	$1,310	$226	17%	$1,080	$7.56
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	45	45	2		43	0.30
Mark-to-market pension and other postretirement benefit plans loss, net	99	99	24		75	0.52
Coal gasification incident insurance in excess of costs	(83)	(83)	(16)		(67)	(0.47)
Costs resulting from tax law changes and outside-U.S. entity reorganizations	20	20	5		15	0.11
Early debt extinguishment costs	—	7	1		6	0.04
Adjustments from tax law changes and outside-U.S. entity reorganizations	—	—	(20)		20	0.14
Non-GAAP (Excluding non-core and unusual items)	$1,633	$1,398	$222	16%	$1,172	$8.20

(1)
See Table 3A for description of 2019 and 2018 non-core and unusual items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5A – Statements of Cash Flows

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2019	2018	2019	2018
Operating activities
Net earnings (1)	$27	$35	$762	$1,084
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	149	153	611	604
Mark-to-market pension and other postretirement benefit plans (gain) loss, net	143	99	143	99
Asset impairment charges	72	39	72	39
Early debt extinguishment and other related costs	—	7	—	7
Gain from sale of assets and business	—	(4)	—	(4)
Gain from property insurance	—	—	—	(65)
Provision for (benefit from) deferred income taxes (2)	25	(66)	38	(51)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	220	245	170	16
(Increase) decrease in inventories	42	37	(80)	(224)
Increase (decrease) in trade payables	156	83	(27)	90
Pension and other postretirement contributions (in excess of ) less than expenses	(22)	(40)	(119)	(152)
Variable compensation (in excess of) less than expenses	53	32	38	55
Other items, net	(194)	120	(104)	45
Net cash provided by operating activities	671	740	1,504	1,543
Investing activities
Additions to properties and equipment	(117)	(147)	(425)	(528)
Proceeds from property insurance (3)	—	—	—	65
Proceeds from sale of assets and business	—	5	—	5
Acquisitions, net of cash acquired	—	(3)	(48)	(3)
Other items, net	(3)	(3)	(7)	(2)
Net cash used in investing activities	(120)	(148)	(480)	(463)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	(219)	(485)	(70)	(146)
Proceeds from borrowings	125	1,114	460	1,604
Repayment of borrowings	(375)	(1,081)	(760)	(1,774)
Dividends paid to stockholders	(85)	(78)	(343)	(318)
Treasury stock purchases	—	(25)	(325)	(400)
Other items, net	(2)	(3)	(5)	(6)
Net cash used in financing activities	(556)	(558)	(1,043)	(1,040)
Effect of exchange rate changes on cash and cash equivalents	2	(1)	(3)	(5)
Net change in cash and cash equivalents	(3)	33	(22)	35
Cash and cash equivalents at beginning of period	207	193	226	191
Cash and cash equivalents at end of period	$204	$226	$204	$226

(1)
Fourth quarter 2018 includes $3 million costs and twelve months 2018 includes $83 million income from business interruption and property damage insurance in excess of costs from the coal gasification incident.

(2)	Twelve months 2019, fourth quarter 2018, and twelve months 2018 includes impact from recent tax law changes.

(3)	Cash proceeds from insurance for coal gasification incident property damage.

Table 5B – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliations

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2019	2018	2019	2018
Net cash provided by operating activities	$671	$740	$1,504	$1,543
Capital expenditures
Additions to properties and equipment	(117)	(147)	(425)	(528)
Proceeds from property insurance (1)	—	—	—	65
Net capital expenditures	(117)	(147)	(425)	(463)
Free cash flow	$554	$593	$1,079	$1,080

(1)	Cash proceeds from insurance for coal gasification incident property damage.

Table 6 – Total Borrowings to Net Debt Reconciliations

	December 31,	December 31,
(Dollars in millions, unaudited)	2019	2018
Total borrowings	$5,782	$6,168
Less: Cash and cash equivalents	204	226
Net debt	$5,578	$5,942